Directed Services LLC
1475 Dunwoody Drive, West Chester, PA 19380	(d)(2)(W)(i)

November 4, 2011

Christopher Kurtz
Vice President, Finance
ING Investment Management Co.
One Orange Way, C1-N
Hartford, CT 06095

Dear Mr. Kurtz:

          Pursuant to the Sub-Advisory Agreement dated November 2, 2010 between Directed Services LLC and ING Investment Management Co., as amended (the “Agreement”), we hereby notify you of our intention to retain you as Sub-Adviser to render investment advisory services to ING Core Growth and Income Portfolio (formerly, ING Janus Contrarian Portfolio, the “Portfolio”), a series of ING Investors Trust, effective on November 4, 2011, upon all of the terms and conditions set forth in the Agreement and subject to shareholder approval of the Agreement.

          Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the Portfolio to the Amended Schedule A of the Agreement. The Amended Schedule A, with the annual sub-advisory fees indicated for the Portfolio, is attached hereto.

          Please signify your acceptance to act as Sub-Adviser under the Agreement with respect to the Portfolio by signing below where indicated.

Very sincerely,

/s/ Todd Modic
Todd Modic
Vice President
Directed Services LLC

ACCEPTED AND AGREED TO:
ING Investment Management Co.
By:	/s/ Christopher Kuntz
Name:	Christopher Kuntz
Title:	VP Finance , Duly Authorized

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

DIRECTED SERVICES LLC

and

ING INVESTMENT MANAGEMENT CO.

Series	Annual Sub-Adviser Fee
(as a percentage of average daily net assets)

ING Core Growth and Income Portfolio (formerly, ING Janus Contrarian Portfolio)	0.4500% on first $100 million 0.4000% on next $100 million 0.3500% on next $200 million 0.3250% on next $500 million 0.3000% thereafter

ING Large Cap Growth Portfolio (formerly, ING Wells Fargo Omega Growth Portfolio)	0.2475%

ING Large Cap Value Portfolio (formerly, ING Pioneer Equity Income Portfolio)	0.2925% on the first $500 million 0.27% thereafter